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                                                                     Exhibit 8.2

                     [Blake, Cassels & Graydon letterhead]

November 10, 1997

Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, NE 68131
USA

Dear Ladies and Gentlemen:


    We are acting as special Canadian tax counsel to Peter Kiewit Sons', Inc., a Delaware corporation ("PKS"), in connection with the filing with the United States Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-4 (the "Registration Statement") of PKS and PKS Holdings, Inc., a newly formed, direct, wholly owned subsidiary of PKS ("PKS Holdings"), relating to the proposed distribution of Class R Convertible Common Stock of PKS and the proposed splitoff of PKS Holdings.



    We hereby confirm that the discussion set forth under the heading "THE TRANSACTION--Certain Canadian Federal Income Tax Considerations" in the Proxy Statement/Joint Prospectus (the "Proxy Statement/Prospectus") included within the Registration Statement, subject to the limitations and assumptions set forth therein and based upon the matters referred to therein including the assumption that upon the issuance of the shares of Class R Stock (by declaring a dividend of eight-tenths of one share of Class R Stock with respect to each outstanding share of Class C Stock) an amount equal to the fair market value of such shares of Class R Stock will be added to the common stock and the additional paid-in capital accounts of PKS maintained in respect of such stock, reflects our opinion other than with respect to the matters of fact referred to therein.


    This opinion is limited to the current provisions of the INCOME TAX ACT (Canada) (the "Act") and the regulations thereunder in force on the date hereof, specific proposals (the "Tax Proposals") to amend the Act or the regulations thereunder publicly announced by the Minister of Finance prior to the date hereof and on our understanding of the current published, administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). Except for the Tax Proposals, this summary does not take into account or anticipate any proposed changes to the law or to Revenue Canada's administrative and assessing practices, whether by legislative, governmental or judicial action. We have no obligation to advise you or any other person of changes in law or in the administrative and assessing practices of Revenue Canada that occur after the date hereof.

    This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.


    We consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,


                                             /s/ Blake, Cassels & Graydon